Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Income Fund:

We consent to the use of our reports, incorporated herein by reference, dated November 19, 2007, with respect to the financial statements of the Calvert Income Fund, Calvert Short Duration Income Fund, Calvert Long-Term Income Fund, Calvert Ultra-Short Floating Income Fund, each a series of The Calvert Fund, as of September 30, 2007 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 31, 2007